Exhibit 99.1

FIDELITY D & D BANCORP, INC.

FOR IMMEDIATE RELEASE

Date:  July 25, 2018

Contacts:

Daniel J. Santaniello	Salvatore R. DeFrancesco, Jr.
President and Chief Executive Officer	Treasurer and Chief Financial Officer
570-504-8035	570-504-8000

FIDELITY D & D BANCORP, INC.

REPORTS SECOND QUARTER 2018 FINANCIAL RESULTS IMPROVED 27%

Dunmore, PA – Fidelity D & D Bancorp, Inc.  (NASDAQ: FDBC) and its banking subsidiary Fidelity Deposit and Discount Bank,  announced net income for the quarter ended June 30, 2018 of $2.8 million, or $0.73 diluted earnings per share,  compared to $2.2 million, or $0.59 diluted earnings per share, for the quarter ended June 30, 2017.  The $0.6 million growth in net income, or 27%, resulted primarily from $0.5 million higher net interest income combined with $0.2 million more non-interest income and a $0.2 million reduction in the provision for income taxes, partially offset by $0.1 million higher operating expenses and $0.2 million additional provision for loan losses.    The Company experienced $48.7 million, or 6%, growth in average interest-earning assets funded by $63.3 million growth in average deposits and $4.7 million growth in average shareholders’ equity after the $19.3 million paydown in average borrowings during the second quarter of 2018 compared to the second quarter of 2017.    This balance sheet growth increased the second quarter’s income before income taxes by $0.4 million, or 13%.  Return on average assets (ROA) and return on average equity (ROE) were 1.24% and 12.60%, respectively, for the second quarter of 2018 and 1.04% and 10.49%, respectively, for the second quarter of 2017.

“The second quarter results continue to show strong company performance,” stated Daniel J. Santaniello, President and Chief Executive Officer.  “During the second quarter, Forbes Magazine named Fidelity Bank “America’s Best-In-State Banks for 2018” in Pennsylvania, based on various criteria including trustworthiness, digital services, financial advice, branch services and general satisfaction. This innovative and customer-centric focus and the strong financial results continue to be a reflection of the Fidelity Banker’s commitment to building relationships and partnering with our clients to achieve their financial success.”

Net income increased $1.1 million, or 27%, for the six months ended June 30, 2018 to $5.3 million from $4.2 million for the same 2017 period.  The year-to-date increase was primarily driven by higher total revenue from a $1.0 million, or 8%, increase in net interest income and $0.4 million more non-interest income.  The increase in net interest income was the result of $52.4 million growth in average interest-earning assets and higher yields earned thereon.  This total revenue growth more than offset the $0.5 million in additional non-interest expenses and a $0.2 million higher provision for loan losses.  Earnings per share on a diluted basis were $1.40 and $1.12 for the six months ended June 30, 2018 and 2017, respectively.

On August 15, 2017, the Company declared a three-for-two stock split effected in the form of a 50%  stock dividend on its common stock outstanding to shareholders of record as of September 18, 2017 and distributed the shares on September 28, 2017.  All share and per share information included in this earnings release for all periods has been retroactively adjusted to reflect this stock split.

Consolidated Second Quarter Operating Results Overview

Net interest income was $7.5 million for the second quarter of 2018, a $0.5 million, or 6%, increase over the  $7.0 million earned for the second quarter of 2017.    The net interest income growth resulted from a  larger

average balance of interest-earning assets that generated better yields which  increased interest income by $0.7 million.  The loan portfolio had the biggest impact, producing $0.5 million more interest income primarily from the consumer and residential portfolios.  Yields on average quarterly balances of $316.9 million in floating loans at June 30, 2018 benefited from 75 basis points in short-term rate increases by the Federal Reserve since the second quarter of 2017,  and mitigated the effect of lower yields earned on short average life indirect consumer loans which experienced the most growth in the loan portfolio.  The investment portfolio benefited from the Company investing in $24.7 million more, on average, mortgage backed securities which caused interest income on investments to increase $0.2 million.  Partially offsetting the increase in net interest income from higher interest income, interest expense increased $0.2 million as the average balance of interest-bearing deposits increased $29.9 million and the rates paid on these deposits increased 15 basis points.  The Company’s lower tax rate in 2018 due to the Tax Cuts and Jobs Act decreased the fully-taxable equivalent (FTE) yields on nontaxable interest-earning assets and had the effect of reducing FTE net interest rate spread and margin both by eight basis points, respectively.  As a result of the negative impact of the FTE adjustment from the lower tax rate and the higher rates paid on interest-bearing deposits, net interest spread was 3.50% for the second quarter of 2018, or 13 basis points lower than the 3.63% recorded for the same 2017 quarter.  The Company’s FTE net interest margin decreased by seven basis points to 3.69% for the three months ended June 30, 2018 from 3.76% for the same 2017 period.  Excluding the effect of the tax rate change, margin increased by one basis point due to the growth of $33.5 million in average non-interest bearing deposits, mitigating the cost of funds increase to only nine basis points.

The provision for loan losses was $0.4 million for the second quarter of 2018, a $0.2 million increase compared to $0.2 million for the second quarter of 2017.  This increase was in response to the Company’s loan growth and trending risks associated with certain macroeconomic and other business factors.  This loan growth necessitated a higher provision in order to maintain an allowance level that the Company deemed prudent.

Total other income was $2.4 million for the second quarter of 2018 and $2.2 million for the second quarter of 2017.  The $0.2 million, or 11%, increase in other income was primarily due to $0.1 million higher gains on the sale of securities, $0.1 million more interchange fees and additional financial service fees of $0.1 million, partially offset by less service charges on loans.

Other expenses increased $0.1 million, or 2%, for the second quarter of 2018 to $6.2 million from $6.1 million for the same 2017 quarter.  The increase was primarily due to $0.2 million higher salaries and employee benefits expenses.    Data processing and communications expense also increased approximately $0.1 million.  These increases were partially offset by $0.1 million lower other real estate owned (OREO) expenses due to OREO sales.

The provision for income taxes decreased $0.2 million from $0.7 million for the second quarter of 2017 to $0.5 million for the second quarter of 2018.  The decrease was due to the Company's lower corporate tax rate in 2018.

Consolidated Year-To-Date Operating Results Overview

Net interest income was $14.8 million for the six months ended June 30, 2018 compared to $13.8 million for the six months ended June 30, 2017.  The $1.0 million, or 8%, improvement was the result of earnings from a larger average balance of higher-yielding interest-earning assets which more than offset the increased interest expense from higher rates paid on interest-bearing liabilities.  The loan portfolio caused the largest impact, producing $1.0 million more in interest income, of which $0.5 million was the result of higher average loan balances and $0.5 million stemmed from higher yields earned on loans.  The investment portfolio contributed $0.4 million in additional earnings, primarily from a larger average balance of mortgage-backed securities.  On the liability side, higher rates paid on $42.9 million more interest-bearing deposits primarily caused interest expense to increase by $0.4 million.    FTE net interest spread was 3.52% for the first half of 2018, or nine basis points lower than the 3.61% recorded for the first half of 2017.  The lower FTE adjustment in 2018 had the effect of reducing the spread by seven basis points.  Additionally, the rates paid on interest-bearing liabilities rose faster than the yields earned on interest-earning assets, which further reduced the FTE net interest rate spread.  Over the same time period, the Company’s FTE net interest margin decreased by six basis points to 3.68% from 3.74%.  If not for the negative impact of the reduction in the FTE adjustment from the lower tax rate, net interest margin would have increased by two basis points due to the increase in non-interest bearing deposits.

For the six months ended June 30, 2018, the provision for loan losses was $0.7 million compared to $0.5 million for the same 2017 period.  The $0.2 million increase in the provision was due to loan growth and recognizing certain macroeconomic and other business factors within the allowance for loan losses calculation.  Loan growth combined with improving asset quality during 2018 supported the lower allowance for loan losses as a percentage of total loans, which fell to 1.39% at June 30, 2018 compared to 1.48% at June 30, 2017.

Total other income for the six months ended June 30, 2018 was $4.6 million, an increase of $0.4 million, or 10%, from $4.2 million for the six months ended June 30, 2017.  The increase in other income was comprised of the following: $0.2 million in trust income, $0.1 million in interchange fees, $0.1 million in financial service fees and $0.1 million in gains on the sale of securities. These increases were partially offset by $0.1 million fewer gains on loan sales and $0.1 million less service charges on loans.  The increase in trust income was primarily due to more in assets under management during the first half of 2018.

Other expenses increased to $12.3 million for the six months ended June 30, 2018, an increase of $0.5 million from $11.8 million for the six months ended June 30, 2017.  The largest driver of this increase was a $0.5 million increase in salaries and employee benefits expense.  In addition, there was a $0.1 million increase in data processing expense.  These increases were partially offset by a $0.1 million lower other real estate owned expense and $0.1 million less collection expense.

Consolidated Balance Sheet & Asset Quality Overview

The Company’s total assets increased $59.0 million, or 7%, to $922.6 million at June 30, 2018 from $863.6 million at December 31, 2017.  This asset growth resulted primarily from $47.4 million net growth in the loan portfolio and a $7.0 million increase in securities.  Asset growth was mostly funded by a  $48.1 million increase in deposits plus $8.6 million in additional borrowings.  The Company continued to focus on increasing assets using its relationship management strategy to grow loans and deposits and achieve profitable returns.  The Company has begun its Luzerne County expansion plans with construction underway on the Back Mountain branch and received regulatory approval to add a branch location in Mountain Top, PA.

Total non-performing assets were $6.0 million, or 0.66% of total assets, at June 30, 2018 compared to $6.3 million, or 0.73% of total assets, at December 31, 2017.  This $0.3 million decrease in non-performing assets was due to the reduction of $0.4 million in other real estate owned and repossessed assets and $0.7 million in non-accrual loans.  An increase of $0.7 million in accruing troubled debt restructurings and $0.1 million in loans past due 90 days and accruing partially offset these decreases. Net charge-offs to average total loans decreased to 0.12% at June 30, 2018 compared to 0.26% at December 31, 2017 and 0.16% at June 30, 2017.

Shareholders’ equity increased $1.5 million, or 2%, to $88.9 million at June 30, 2018 from $87.4 million at December 31, 2017.  Net income growth of $5.3 million was partially offset by a  $2.7 million, after tax, reduction in net unrealized gains from the investment portfolio.  An additional $0.7 million recorded from the issuance of common stock under the Company’s stock plans and stock based compensation expense from these plans,  was offset by $1.8 million in cash dividends paid to shareholders.  The Company remains well capitalized and is positioned for continued growth with total shareholders’ equity at 9.63% of total assets at June 30, 2018.  Book value per share was $23.68 at June 30, 2018 compared to $23.40 at December 31, 2017.

Fidelity D & D Bancorp, Inc. has built a strong history as trusted financial advisors to the customers served by The Fidelity Deposit and Discount Bank, and is proud to be an active member of the community of Northeastern Pennsylvania.  The Company serves Lackawanna and Luzerne Counties through The Fidelity Deposit and Discount Bank’s 10 community banking office locations providing personal and business banking products and services, including wealth management assistance through fiduciary activities with the Bank’s full trust powers; as well as offering a full array of asset management services.  The Bank provides 24 hour, 7 day a week service to customers through branch offices, online at www.bankatfidelity.com, and through the Customer Care Center at 800-388-4380.  The Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.

Forward-looking statements

Certain of the matters discussed in this press release constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” and similar expressions are intended to identify such forward-looking statements.

The Company’s actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation:

▪	the effects of economic conditions on current customers, specifically the effect of the economy on loan customers’ ability to repay loans;
▪	the costs and effects of litigation and of unexpected or adverse outcomes in such litigation;
▪

the impact of new or changes in existing laws and regulations, including the Tax Cuts and Jobs Act and Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the regulations promulgated there under;

▪	impacts of the capital and liquidity requirements of the Basel III standards and other regulatory pronouncements, regulations and rules;
▪	governmental monetary and fiscal policies, as well as legislative and regulatory changes;
▪	effects of short- and long-term federal budget and tax negotiations and their effect on economic and business conditions;
▪	the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters;
▪

the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks;

▪

the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the internet;

▪	technological changes;
▪

the interruption or breach in security of our information systems and other technological risks and attacks resulting in failures or disruptions in customer account management, general ledger processing and loan or deposit updates and potential impacts resulting therefrom including additional costs, reputational damage, regulatory penalties, and financial losses;

▪	acquisitions and integration of acquired businesses;
▪	the failure of assumptions underlying the establishment of reserves for loan losses and estimations of values of collateral and various financial assets and liabilities;
▪	volatilities in the securities markets;
▪	acts of war or terrorism;
▪	disruption of credit and equity markets; and
▪	the risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

The Company cautions readers not to place undue reliance on forward-looking statements, which reflect analyses only as of the date of this release.  The Company has no obligation to update any forward-looking statements to reflect events or circumstances after the date of this release.

For more information please visit our investor relations web site located through www.bankatfidelity.com.

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Balance Sheets

(dollars in thousands)

At Period End:	June 30, 2018	December 31, 2017
Assets
Cash and cash equivalents	$17,972	$15,825
Investment securities	164,403	157,385
Federal Home Loan Bank stock	3,490	2,832
Loans and leases	686,993	640,141
Allowance for loan losses	(9,527)	(9,193)
Premises and equipment, net	16,189	16,576
Life insurance cash surrender value	20,315	20,017
Other assets	22,766	20,054

Total assets	$922,601	$863,637

Liabilities
Non-interest-bearing deposits	$212,364	$178,631
Interest-bearing deposits	565,894	551,515
Total deposits	778,258	730,146
Short-term borrowings	29,553	18,502
FHLB advances	18,704	21,204
Other liabilities	7,234	6,402
Total liabilities	833,749	776,254

Shareholders' equity	88,852	87,383

Total liabilities and shareholders' equity	$922,601	$863,637

Average Year-To-Date Balances:	June 30, 2018	December 31, 2017
Assets
Cash and cash equivalents	$22,705	$15,644
Investment securities	167,685	154,738
Loans and leases, net	639,958	621,440
Premises and equipment, net	16,400	16,961
Other assets	41,370	35,564

Total assets	$888,118	$844,347

Liabilities
Non-interest-bearing deposits	$191,256	$169,075
Interest-bearing deposits	565,608	536,123
Total deposits	756,864	705,198
Short-term borrowings	17,577	28,673
FHLB advances	18,952	19,778
Other liabilities	7,031	6,379
Total liabilities	800,424	760,028

Shareholders' equity	87,694	84,319

Total liabilities and shareholders' equity	$888,118	$844,347

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Statements of Income

(dollars in thousands)

	Three Months Ended		Six Months Ended
	Jun. 30, 2018	Jun. 30, 2017	Jun. 30, 2018	Jun. 30, 2017
Interest income
Loans and leases	$7,250	$6,783	$14,161	$13,153
Securities and other	1,285	1,071	2,517	2,067

Total interest income	8,535	7,854	16,678	15,220

Interest expense
Deposits	886	643	1,690	1,229
Borrowings and debt	126	144	206	246

Total interest expense	1,012	787	1,896	1,475

Net interest income	7,523	7,067	14,782	13,745

Provision for loan losses	(425)	(225)	(725)	(550)
Other income	2,371	2,131	4,654	4,236
Other expenses	(6,162)	(6,051)	(12,370)	(11,848)

Income before income taxes	3,307	2,922	6,341	5,583

Provision for income taxes	(539)	(739)	(1,045)	(1,420)
Net income	$2,768	$2,183	$5,296	$4,163

	Three Months Ended
	Jun. 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sep. 30, 2017	Jun. 30, 2017
Interest income
Loans and leases	$7,250	$6,911	$6,850	$6,892	$6,783
Securities and other	1,285	1,232	1,066	1,036	1,071

Total interest income	8,535	8,143	7,916	7,928	7,854

Interest expense
Deposits	886	804	779	742	643
Borrowings and debt	126	80	87	140	144

Total interest expense	1,012	884	866	882	787

Net interest income	7,523	7,259	7,050	7,046	7,067

Provision for loan losses	(425)	(300)	(525)	(375)	(225)
Other income	2,371	2,283	1,883	2,248	2,131
Other expenses	(6,162)	(6,208)	(6,953)	(6,035)	(6,051)

Income before income taxes	3,307	3,034	1,455	2,884	2,922

Provision for income taxes	(539)	(506)	872	(658)	(739)
Net income	$2,768	$2,528	$2,327	$2,226	$2,183

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Balance Sheets

(dollars in thousands)

At Period End:	Jun. 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sep. 30, 2017	Jun. 30, 2017
Assets
Cash and cash equivalents	$17,972	$36,305	$15,825	$41,881	$14,877
Investment securities	164,403	165,768	157,385	151,995	153,405
Federal Home Loan Bank stock	3,490	2,320	2,832	2,543	4,028
Loans and leases	686,993	642,705	640,141	636,096	637,710
Allowance for loan losses	(9,527)	(9,408)	(9,193)	(9,356)	(9,406)
Premises and equipment, net	16,189	16,350	16,576	16,899	16,833
Life insurance cash surrender value	20,315	20,168	20,017	19,857	19,699
Other assets	22,766	23,209	20,054	18,351	18,322

Total assets	$922,601	$897,417	$863,637	$878,266	$855,468

Liabilities
Non-interest-bearing deposits	$212,364	$206,729	$178,631	$185,858	$174,909
Interest-bearing deposits	565,894	568,562	551,515	562,719	532,526
Total deposits	778,258	775,291	730,146	748,577	707,435
Short-term borrowings	29,553	8,642	18,502	12,920	34,455
FHLB advances	18,704	18,704	21,204	23,704	23,704
Other liabilities	7,234	7,278	6,402	6,781	5,738
Total liabilities	833,749	809,915	776,254	791,982	771,332

Shareholders' equity	88,852	87,502	87,383	86,284	84,136

Total liabilities and shareholders' equity	$922,601	$897,417	$863,637	$878,266	$855,468

Average Quarterly Balances:	Jun. 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sep. 30, 2017	Jun. 30, 2017
Assets
Cash and cash equivalents	$21,017	$24,412	$19,623	$15,152	$13,221
Investment securities	168,981	166,374	155,943	154,867	158,443
Loans and leases, net	648,006	631,821	629,489	631,938	620,850
Premises and equipment, net	16,295	16,507	16,802	16,977	16,946
Other assets	42,047	40,685	37,997	37,969	36,447

Total assets	$896,346	$879,799	$859,854	$856,903	$845,907

Liabilities
Non-interest-bearing deposits	$197,355	$185,090	$174,282	$173,627	$163,869
Interest-bearing deposits	565,560	565,655	556,354	542,271	535,697
Total deposits	762,915	750,745	730,636	715,898	699,566
Short-term borrowings	19,250	15,885	12,984	25,086	37,410
FHLB advances	18,704	19,204	21,801	23,704	19,873
Other liabilities	7,330	6,729	7,442	6,942	5,603
Total liabilities	808,199	792,563	772,863	771,630	762,452

Shareholders' equity	88,147	87,236	86,991	85,273	83,455

Total liabilities and shareholders' equity	$896,346	$879,799	$859,854	$856,903	$845,907

FIDELITY D & D BANCORP, INC.

Selected Financial Ratios and Other Data

	Three Months Ended
	Jun. 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sep. 30, 2017	Jun. 30, 2017
Selected returns and financial ratios
Basic earnings per share	$0.74	$0.67	$0.63	$0.60	$0.59
Diluted earnings per share	$0.73	$0.67	$0.61	$0.60	$0.59
Dividends per share	$0.24	$0.24	$0.26	$0.21	$0.21
Yield on interest-earning assets (FTE)	4.17%	4.12%	4.08%	4.11%	4.16%
Cost of interest-bearing liabilities	0.67%	0.60%	0.58%	0.59%	0.53%
Cost of funds	0.51%	0.46%	0.45%	0.46%	0.42%
Net interest spread (FTE)	3.50%	3.52%	3.50%	3.52%	3.63%
Net interest margin (FTE)	3.69%	3.68%	3.65%	3.67%	3.76%
Return on average assets	1.24%	1.17%	1.07%	1.03%	1.04%
Return on average equity	12.60%	11.75%	10.61%	10.36%	10.49%
Efficiency ratio (FTE)	61.20%	63.95%	75.13%	62.73%	63.55%
Expense ratio	1.69%	1.81%	2.34%	1.75%	1.86%

	Six Months Ended
	Jun. 30, 2018	Jun. 30, 2017
Basic earnings per share	$1.41	$1.12
Diluted earnings per share	$1.40	$1.12
Dividends per share	$0.48	$0.41
Yield on interest-earning assets (FTE)	4.15%	4.12%
Cost of interest-bearing liabilities	0.63%	0.51%
Cost of funds	0.48%	0.40%
Net interest spread (FTE)	3.52%	3.61%
Net interest margin (FTE)	3.68%	3.74%
Return on average assets	1.20%	1.01%
Return on average equity	12.18%	10.18%
Efficiency ratio (FTE)	62.55%	63.65%
Expense ratio	1.76%	1.85%

Other financial data	At period end:
(dollars in thousands except per share data)	Jun. 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sep. 30, 2017	Jun. 30, 2017
Interest income adjustment to FTE	$175	$165	$322	$325	$325
Book value per share	$23.68	$23.32	$23.40	$23.13	$22.70
Equity to assets	9.63%	9.75%	10.12%	9.82%	9.84%
Allowance for loan losses to:
Total loans	1.39%	1.47%	1.44%	1.47%	1.48%
Non-accrual loans	3.45x	3.24x	2.67x	2.42x	1.44x
Non-accrual loans to total loans	0.40%	0.45%	0.54%	0.61%	1.02%
Non-performing assets to total assets	0.66%	0.79%	0.73%	0.76%	1.11%
Net charge-offs to average total loans	0.12%	0.05%	0.26%	0.20%	0.16%

Capital Adequacy Ratios
Total risk-based capital ratio	14.82%	15.19%	14.90%	14.75%	14.50%
Common equity tier 1 risk-based capital ratio	13.57%	13.93%	13.65%	13.50%	13.25%
Tier 1 risk-based capital ratio	13.57%	13.93%	13.65%	13.50%	13.25%
Leverage ratio	10.02%	9.98%	9.91%	9.80%	9.68%